Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), hereby restates and integrates its Certificate of Incorporation, as amended, and also substantively amends such Certificate of Incorporation, to read in full as herein set forth:

ARTICLE ONE

The name of the Corporation shall be Chiquita Brands International, Inc.

ARTICLE TWO

The address of the Corporation’s current registered office is 830 Bear Tavern Road, West Trenton, New Jersey 08628 and the name of its current registered agent thereat is Corporation Services Company.

ARTICLE THREE

The objects and purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE FOUR

The amount of the total authorized share capital of the Corporation shall be fifty million (50,000,000) Common Shares, par value $0.01 per share.

The Board of Directors may from time to time offer for subscription or otherwise issue or sell any or all of the unissued shares of share capital which may be held in the treasury of the Corporation, to such persons, firms or corporations and for such consideration (so far as may be permitted by the laws of the State of New Jersey) as it shall from time to time in its absolute discretion determine. No holder of share capital shall have any pre-emptive right as such holder to subscribe for, purchase or receive any part of any new or additional issue of shares of any class, including unissued and treasury shares, or obligations or other securities convertible into or exchangeable for shares of any class, or warrants or other instruments evidencing rights or options to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

ARTICLE FIVE

The number of directors of the Corporation shall be such number, not less than one nor more than twenty-five, as may, from time to time, be determined in accordance with the By-Laws. The number of directors constituting the Board of Directors of the Corporation as of the date of this Amended and Restated Certificate of Incorporation is four. The names of the directors of the Corporation are as follows, and the address of the directors is 550 Fifth Avenue, New York, NY:

Michael Rubinoff

Carlos Bertaco Bomfim

Philip Warner

Celso Barison

ARTICLE SIX

Section 1. Limitation of Liability.

(a)	For purposes of this ARTICLE SIX, the following definitions shall apply:

(1) “Expenses” shall mean all reasonable costs, disbursements, fees of attorneys, accountants and other professionals, expert fees, investigative fees and all other similar expenses.

(2) “Indemnitee” shall mean a director, officer or employee, or trustee or other fiduciary of the Corporation or any employee benefit plan adopted or sponsored by the Corporation, or a director, officer, employee, trustee or other fiduciary, member, partner of, or persons serving in a similar capacity with any other corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise which such person is serving at the request of the Corporation. Any person serving simultaneously as a director, officer or employee of the Corporation and as a director, officer, employee, trustee or other fiduciary, member, partner of, or in a similar capacity with (i) any enterprise in which the Corporation owns at least 20% of the equity interests of such enterprise or (ii) any employee benefit plan adopted or sponsored by such an enterprise, shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(3) “Liabilities” shall mean all Expenses and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties (including, without limitation, any excise taxes imposed in connection with service as a fiduciary of an employee benefit plan).

(4) “Proceeding” shall mean any civil, criminal, administrative, investigative or arbitration action (or other form of alternative dispute resolution), suit, or proceeding, including, without limitation, any proceeding by or in the right of the Corporation, or any appeal thereof, or any inquiry or investigation which could lead to such action, suit, or proceeding.

(b) To the fullest extent permitted by the New Jersey Business Corporation Act as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be liable to the Corporation or its shareholders for damages for breach of any duty, except that nothing contained herein shall relieve an officer or a director from liability for breach of a duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. Any amendment or modification of the foregoing provision or the applicable provisions of the New Jersey Business Corporation Act shall not adversely affect any right or protection of an officer or a director of the Corporation existing at the time of such amendment or modification, and such right or protection shall continue as to a person who has ceased to be an officer or a director and shall inure to the benefit of the heirs, executor and administrators of such a person.

(c) Each person who was or is made a party, or is threatened to be made a party to, or is otherwise involved (including as a witness) in any pending, threatened, or completed (by judgment, settlement or otherwise) Proceeding by reason of his or her being or having been an Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by the New Jersey Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Act permitted prior to such amendment), from and against any and all Liabilities incurred or suffered in connection with any such Proceeding, and such indemnification shall continue as to a person who has ceased to be an Indemnitee and shall inure to the benefit of his or her heirs, executors, administrators, and assigns. Notwithstanding the foregoing and except as set forth in Section 2 of this ARTICLE SIX, the Corporation shall indemnify any person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was specifically authorized by the Board of Directors of the Corporation.

(d) The right to indemnification conferred in this ARTICLE SIX (1) shall be a contract right (and any subsequent repeal of, or amendment to, this ARTICLE SIX shall not affect the right to indemnification based upon any act or omission while this ARTICLE SIX is in effect), (2) is intended to be retroactive to events occurring prior to the adoption of this ARTICLE SIX to the fullest extent permitted by applicable law, and (3) shall include the right to be paid by the Corporation the Expenses incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided that if the New Jersey Business Corporation Act or the Board of Directors so requires, the payment of such Expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this ARTICLE SIX or otherwise.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this ARTICLE SIX is not paid in full by the Corporation within thirty (30) days after a written request has been received by the Corporation, the claimant may, at any time thereafter, apply to a court for an award of indemnification by the Corporation for the unpaid amount of the claim, and, if successful on the merits or otherwise in connection with any such Proceeding, or in the defense of any claim, issue, or matter therein, the claimant shall be entitled also to be paid by the Corporation any and all Expenses incurred or suffered in connection with such Proceeding. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of Expenses incurred in connection with any Proceeding where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the New Jersey Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such Proceeding that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the New Jersey Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, nor the termination of any Proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Non-Exclusivity of Rights. The right to indemnification and advancement of Expenses provided by or granted pursuant to this ARTICLE SIX shall not exclude or be exclusive of any other rights to which any person (including agents) may be entitled under this Certificate of Incorporation, the By-Laws of the Corporation, agreement, vote of shareholders, statute or otherwise; provided that no indemnification shall be made to or on behalf of such person if a final, non-appealable judgment or adjudication adverse to such person establishes that such person's acts or omissions (a) were in breach of his duty of loyalty to the Corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in such person's receipt of an improper personal benefit.

Section 4. Insurance. The Corporation may purchase and maintain insurance on behalf of any Indemnitee against any Liabilities incurred or asserted against him in any Proceeding by reason of such person's being or having been such an Indemnitee, whether or not the Corporation would have the power to indemnify such person against such Expenses and Liabilities under the provisions of this ARTICLE SIX or otherwise.

Section 5. Reliance. Persons who after the date of the adoption of this provision become or remain Indemnitees or who, while an Indemnitee, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of Expenses and other rights contained in this ARTICLE SIX in entering into or continuing such service. The rights to indemnification and to the advance of Expenses conferred in this ARTICLE SIX shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 6. Merger or Consolidation. For purposes of this ARTICLE SIX, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees, so that any person who is or was a director, officer or employee of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, trustee, member, partner or persons serving in a similar capacity of another corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall stand in the same position under this ARTICLE SIX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

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